Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form F-4 of our report dated March 29, 2021, relating to the consolidated financial statements of Cellect Biotechnology Ltd. and its subsidiaries. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

June 16, 2021